EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of our report dated February 26, 2010 relating to the financial statements of Empire Post Media, Inc., and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/Rose, Snyder & Jacobs

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California
February 26, 2010